Exhibit 16

March 28, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the last paragraph on page 203 of the Form S-4 dated March 28, 2014, of Summit Materials, LLC and subsidiaries and Continental Cement Company, L.L.C. and subsidiary and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ DELOITTE & TOUCHE LLP